Exhibit 99.1

Shea Homes Limited Partnership and Shea Homes Funding Corp. Commence Consent Solicitation to Amend Indenture

Immediate Release

For Information Contact:

Andrew Parnes

(909) 594-0954

Walnut, Calif., October 22, 2013

Shea Homes Limited Partnership (the “Company”) and Shea Homes Funding Corp. (the “Funding Corp.” and, together with the Company, the “Issuers”) announced today they have commenced a solicitation of consents (the “Consent Solicitation”) to amend (the “Proposed Amendments”) the indenture (the “Indenture”) governing the Issuers’ 8.625% Senior Secured Notes due 2019 (the “Notes”). The Proposed Amendments will allow the Issuers to replace their $75,000,000 letter of credit facility with a $125,000,000 revolving credit facility. The Consent Solicitation is being made in accordance with the terms and subject to the conditions stated in a Consent Solicitation Statement dated October 22, 2013 (the “Consent Solicitation Statement”), to holders of record at 5:00 p.m., New York City time, on October 21, 2013.

The Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on October 31, 2013, unless extended or earlier terminated (the “Consent Deadline”). Holders of the Notes who deliver valid consents to the Proposed Amendments by the Consent Deadline (and do not revoke such consents) in the manner described in the Consent Solicitation Statement will be eligible to receive a consent fee equal to $2.50 per $1,000 principal amount of Notes for which consents have been delivered (and not revoked). Holders providing consents after the Consent Deadline will not receive a consent fee. The consent fee will be paid as promptly as practicable after the Consent Deadline and the satisfaction or waiver of the applicable solicitation conditions.

As of the date of this press release, the largest identified holder of the Notes has indicated it will consent to the Proposed Amendments.

Should the Requisite Consents be received and the Proposed Amendments become effective, the Company intends to begin holding quarterly conference calls with holders of the Notes, commencing with the release of its quarterly earnings for the quarter ending June 30, 2014. Additionally, should the Requisite Consents be received and the Proposed Amendments become effective, J.F Shea Co., Inc. has indicated its intention to repay the note receivable owed to Shea Homes Limited Partnership by at least $8,000,000 no later than January 31, 2014.

The Consent Solicitation is subject to a number of conditions that are set forth in the Consent Solicitation Statement, including, without limitation, the receipt of the consent of the holders of at least a majority in aggregate principal amount of outstanding Notes. Consents may not be revoked on or after the date the supplemental indenture becomes effective, the earlier of (i) the date on which the requisite consents have been obtained and (ii) the Consent Deadline. If the supplemental indenture effecting the Proposed Amendments become operative, the Proposed Amendments will be binding upon all holders of Notes, whether or not such holders have delivered consents. A more comprehensive description of the Consent Solicitation can be found in the Consent Solicitation Statement.

The Issuers have retained Credit Suisse Securities (USA) LLC to act as Sole Solicitation Agent in connection with the Consent Solicitation. Questions about the Consent Solicitation may be directed to Credit Suisse at (800) 820-1653 (toll free) or (212) 325-2476 (collect). Requests for copies of the Consent Solicitation Statement and related documents, and assistance relating to the procedures for delivering consents, may be obtained by contacting D.F. King & Co., Inc., the Information and Tabulation Agent, at (212) 269-5550 (collect) or (800) 628-8536 (toll free).

This press release is not a solicitation of consents, and no recommendation is made, or has been authorized to be made, as to whether or not holders of Notes should consent to the adoption of the Proposed Amendments pursuant to the Consent Solicitation. Each holder of Notes must make its own decision as to whether to give its consent to the Proposed Amendments. The Consent Solicitation is made only by the Consent Solicitation Statement. The Consent Solicitation is not being made to holders of Notes in any jurisdiction in which the making thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws. Forward-looking statements are not guarantees. The Company believes that its expectations reflected in the forward-looking statements are based on its reasonable beliefs, assumptions and expectations, and have taken into account all information currently available to the Company. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Company can give no assurance that any of the events anticipated by its forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations and financial condition. The Company undertakes no obligation to update or revise its forward-looking statements to reflect events or circumstances that arise after the date of this press release.